UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 24, 2012

LAWSON PRODUCTS, INC.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-10546	36-2229304
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

8770 W. Bryn Mawr Ave., Suite 900, Chicago, Illinois		60631
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(773) 304-5050

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 24, 2012, Thomas Neri announced his retirement from Lawson Product, Inc., a Delaware corporation (the "Company"), and in connection therewith resigned as President and Chief Executive Officer and as a director of the Company. In connection with Mr. Neri’s retirement, Mr. Neri will receive the benefits for a termination without "Cause" or for "Good Reason" under Section 5(b) of the Employment Agreement, dated as of August 29, 2012, by and between Lawson Products, Inc., an Illinois corporation, and Mr. Neri.

Effective as of September 24, 2012, the Board of Directors of the Company (the "Board") appointed Michael G. DeCata as President and Chief Executive Officer of the Company. Mr. DeCata, 54, has worked in private equity, conducting acquisition analysis and due diligence for private equity firms in New York, Connecticut and Boston, since 2009. From 2006 to 2009, he was the President of the Chefs’ Warehouse, a $300 million specialty food distributor with distribution centers in the Hunts Point area of the Bronx, Baltimore, Los Angeles, San Francisco and Las Vegas. In June 2008 he joined the Board of Directors of Crescent Electric Supply Company, one of the largest electrical distributors in the United States. Prior to his position at the Chefs’ Warehouse, from 2003 to 2006, he led the Contractor Supplies Division of United Rentals, a $4 billion construction equipment rental company. Mr. DeCata also led Fleet Operations at United Rentals which included the acquisition of new construction equipment as well as maintenance of the fleet and sales of used equipment. From 1997 until 2002 he led the eastern region of WW Grainger. Mr. DeCata began his career at General Electric and worked in a variety of cross-functional as well as cross-business positions from 1979 until 1997, with a short period of employment at Unimation Robotics. His GE positions included GE Plastics, GE Semiconductor, GE Robotics & Factory Automation, GE Capital, GE Power Systems, GE Utility and Industrial Sales Division and others.

Mr. DeCata will receive an annual base salary of $475,000. Mr. DeCata will have a target incentive bonus equal to 100% of his base salary, based on performance targets to be established by the Compensation Committee of the Board (the "Compensation Committee"), and will be entitled to a special bonus of $118,750 for 2012 to be paid during the first quarter of 2013. Mr. DeCata will be entitled to salary continuation for 18 months, together with other specified separation benefits, in the event of a termination without cause or for good reason, except that Mr. DeCata will be entitled to receive two times his base salary, together with other specified separation benefits, in the event of a termination without cause or for good reason within 12 months following certain change of control events. The Company has also agreed to reimburse Mr. DeCata with respect to certain relocation expenses. The Company expects to enter into an employment agreement with Mr. DeCata to memorialize the foregoing arrangements.

The Compensation Committee has awarded Mr. DeCata 200,000 Stock Performance Rights ("SPRs") pursuant to the Company’s Amended Stock Performance Plan at an exercise price of $5.96 per share. 50% of the SPRs shall vest and be exercisable on the third anniversary of the grant date, and 50% of the SPRs shall vest on the first date that the fair market value of the Company’s common stock exceeds 200% of the exercise price, with the latter portion of the SPRs being exercisable on the later of (i) the first anniversary of the grant date or (ii) such vesting date.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1 Press release of Lawson Products, Inc. dated September 24, 2012.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAWSON PRODUCTS, INC.

September 27, 2012	By:	Neil E. Jenkins

Name: Neil E. Jenkins
Title: Executive Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

99.1	Press release of Lawson Products, Inc. dated September 24, 2012.